Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 25, 2011 on the financial statements of Gold Swap, Inc. as of December 31, 2010, and the related statements of operations, members' equity (deficit) and cash flows for the year ended and from July 13, 2010 (inception) to December 31, 2010 included herein on the registration statement of Gold Swap, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, PA.
Certified Public Accountants

Boca Raton, Florida
March 25, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.corn
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants